SCHEDULE 14A INFORMATION
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Weyco Group, Inc.

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Glendale, Wisconsin

Notice of
ANNUAL MEETING OF SHAREHOLDERS
To be Held May 1, 2007

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of WEYCO GROUP, INC., a Wisconsin corporation (hereinafter called the “Company”), will be held at the general offices of the Company, 333 West Estabrook Boulevard, Glendale, Wisconsin 53212, on Tuesday, May 1, 2007 at 10:00 A. M. (Central Daylight Time), for the following purposes:

1.	To elect two members to the Board of Directors; and

2.	To consider and transact any other business that properly may come before the meeting or any adjournment thereof.

The Board of Directors has fixed February 20, 2007 as the record date for the determination of the common shareholders entitled to notice of and to vote at this annual meeting or any adjournment thereof.

The Board of Directors requests that you indicate your voting directions, sign and promptly mail the enclosed proxy(ies) for the meeting. Any proxy may be revoked at any time prior to its exercise.

By order of the Board of Directors,

JOHN F. WITTKOWSKE

Secretary

March 15, 2007

PROXY STATEMENT
PROXY STATEMENT
Introduction
Security Ownership of Management and Others
Election of Directors
Election of Directors
Composition of the Board of Directors
Meetings
Director Independence
Shareholder Communications with the Board
Shareholder Recommendation or Nomination of Director Candidates
EXECUTIVE COMMITTEE
CORPORATE GOVERNANCE
CORPORATE GOVERNANCE
Code of Business Ethics
AUDIT COMMITTEE
AUDIT COMMITTEE
Pre-Approval Policy
Report of Audit Committee
Audit and Non-Audit Fees
Report of Corporate Governance and Compensation Committee on Executive Compensation
Compensation Discussion and Analysis
Compensation Discussion and Analysis
Long-Term Incentive Plan Award Policy
Summary Compensation Table
Grants of Plan-Based Awards
Employment Contracts and Potential Payments Upon Termination or Change of Control
Outstanding Equity Awards At Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
Director Compensation
Transactions with Related Persons
Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm
Method of Proxy Solicitation
Method of Proxy Solicitation
Other Matters
Other Matters
Shareholder Proposals
Shareholder Proposals

PROXY STATEMENT

Introduction

The enclosed proxy is solicited by the Board of Directors of Weyco Group, Inc. for exercise at the annual meeting of shareholders to be held at the offices of the Company, 333 West Estabrook Boulevard, Glendale, Wisconsin 53212, at 10:00 A. M. (Central Daylight Time) on Tuesday, May 1, 2007, or any adjournment thereof.

Any shareholder delivering the form of proxy has the power to revoke it at any time prior to the time of the annual meeting by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date or by attendance at the meeting and electing to vote in person by giving notice of such election to the Secretary of the Company. Proxies properly signed and returned will be voted as specified thereon. The proxy statements and the proxies are being mailed to shareholders on approximately March 26, 2007.

The Company has two classes of common stock entitled to vote at the meeting — Common Stock with one vote per share and Class B Common Stock with ten votes per share. As of February 20, 2007, the record date for determination of the common shareholders entitled to notice of and to vote at the meeting or any adjournment thereof, there were outstanding 9,128,206 shares of Common Stock and 2,583,737 shares of Class B Common Stock. Each share of Class B Common Stock has 10 votes, may only be transferred to certain permitted transferees, is convertible to one share of Common Stock at the holder’s option and shares equally with the Common Stock in cash dividends and liquidation rights. Any outstanding shares of Class B Common Stock will convert into Common Stock on July 1, 2007.

Security Ownership of Management and Others

The following table sets forth information, as of February 20, 2007, with respect to the beneficial ownership of each class of the Company’s common stock by each director and nominee for director, for each of the named executive officers identified in the “Compensation Discussion and Analysis” herein and by all directors and executive officers as a group.

	Common Stock			Class B Common Stock
	No. of Shares			No. of Shares
	and Nature			and Nature
	of Beneficial		Percent	of Beneficial
	Ownership		of Class	Ownership	Percent
	(1)(2)(3)		(4)	(3)	of Class

Thomas W. Florsheim	702,631		7.62%	1,819,260	70.41%
333 W. Estabrook Blvd., Glendale, WI 53212
John W. Florsheim	574,561		6.16%	30,798	1.19%
333 W. Estabrook Blvd., Glendale, WI 53212
Thomas W. Florsheim, Jr.	1,162,801	(5)(6)	12.47%	31,626	1.22%
333 W. Estabrook Blvd., Glendale, WI 53212
Peter S. Grossman	80,375		.87%	16,325	.63%
John F. Wittkowske	282,200		3.01%	—	—%
Robert Feitler	98,500		1.08%	135,000	5.22%
Leonard J. Goldstein	16,500		.18%	—	—%
Cory L. Nettles	4,000		.04%	—	—%
Frederick P. Stratton, Jr.	104,500		1.14%	54,000	2.09%
Tina Chang	—		—%	—	—%
All Directors and Executive Officers as a Group (10 persons including the above-named)	3,026,068		30.34%	2,087,009	80.77%

Notes:

(1)	Includes the following unissued shares deemed to be “beneficially owned” under Rule 13d-3 which may be acquired upon the exercise of outstanding stock options: Thomas W. Florsheim — 91,712; John W. Florsheim — 199,414; Thomas W. Florsheim, Jr. — 199,414; Peter S. Grossman — 71,500; John F. Wittkowske — 257,500; All Directors and Executive Officers as a Group — 845,040.

(2)	Includes the following shares of restricted stock deemed to be “beneficially owned” under Rule 13d-3 as holders are entitled to voting rights: Thomas W. Florsheim — 1,000; John W. Florsheim — 6,700; Thomas W. Florsheim,

Jr. — 6,700; Peter S. Grossman — 3,200; John F. Wittkowske — 6,700; All Directors and Executive Officers as a Group — 27,300.

(3)	The specified persons have sole voting power and sole dispositive power as to all shares indicated above, except for the following shares as to which voting and dispositive power are shared:

	Common	Class B Common

Thomas W. Florsheim	609,919	1,819,260
John W. Florsheim	111,734	—
Thomas W. Florsheim, Jr.	168,412	—
Peter S. Grossman	5,675	16,325
All Directors and Executive Officers as a Group	895,740	1,835,585

(4)	Calculated on the basis of outstanding shares plus shares which can be acquired upon exercise of outstanding stock options, by the person or group involved.

(5)	These shares include 228,794 shares which he owns as sole trustee of a trust created for Thomas W. Florsheim (his father).

(6)	These shares include 228,794 shares which he owns as sole trustee of a trust created for Nancy P. Florsheim (his mother).

The following table sets forth information, as of December 31, 2006, with respect to the beneficial ownership of the Company’s Common Stock by those persons, other than those reflected in the above table, believed by the Company to own beneficially more than five percent (5%) of the Common Stock outstanding. The Company believes there are no other persons who own beneficially more than five percent (5%) of the Class B Common Stock outstanding.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership	Percent of Class

(1) Royce & Associates, LLC
1414 Avenue of the Americas New York, New York 10019	1,025,795	11.24%
(2) Arnhold and S. Bleichroeder Advisers, LLC
1345 Avenue of the Americas New York, New York 10105	519,710	5.69%

Note:

(1)	According to the Schedule 13G statement filed as a group by Royce & Associates,LLC in January 2007, Royce & Associates, LLC has sole voting and dispositive power with respect to 1,025,795 shares of Common Stock of the Company.

(2)	According to the Schedule 13G statement filed as a group by Arnhold and S. Bleichroeder Advisers, LLC in February 2007, Arnhold and S. Bleichroeder Advisers, LLC has sole voting and dispositive power with respect to 519,710 shares of Common Stock of the Company.

Election of Directors

A majority of the votes entitled to be cast by outstanding shares of Common Stock and Class B Common Stock (considered together as a single voting group), represented in person or by proxy, will constitute a quorum at the annual meeting.

Directors are elected by a plurality of the votes cast by the holders of the Company’s Common Stock and Class B Common Stock (voting together as a single voting group) at a meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker nonvote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. Votes “against” a candidate are not given legal effect and are not counted as votes cast in an election of directors. Votes will be tabulated by an inspector at the meeting.

Leonard J. Goldstein who is a current director, has informed the Company that he plans to retire from the Board of Directors at the end of his current term which expires on May 1, 2007. The Company would like to thank Mr. Goldstein for his fifteen years of dedicated service and his contributions to the Company. To fill his vacancy, the Board of Directors has nominated Tina Chang for election to the Board. Ms. Chang was approved as a nominee by the Corporate Governance and Compensation Committee and was initially recommended by one of the Company’s independent directors.

The persons who are nominated as directors and for whom the proxies will be voted and all continuing Directors are listed below. If any of the nominees should decline or be unable to act as a Director, which eventuality is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the Board of Directors.

Thomas W. Florsheim, Jr. and John W. Florsheim are brothers, and their father is Thomas W. Florsheim. There are no other family relationships between any of the Company’s directors and executive officers.

		Served as
Nominees		Director
For Term Expiring 2010	Age	Since	Principal Occupation and Business Experience

Tina Chang (4)	34	—	Chairman of the Board and Chief Executive Officer of SysLogic, Inc. — IT Services and Software Development, 1996 to present; also a Director of The Private Bank.
Thomas W. Florsheim (1)	76	1964	Chairman Emeritus of the Company, 2002 to present; Chairman of the Board, 1968 to 2002; Chief Executive Officer of the Company, 1968 to 1999.
Continuing Directors
Term Expires 2009

John W. Florsheim	43	1996	President, Chief Operating Officer and Assistant Secretary of the Company, 2002 to present; Executive Vice President, Chief Operating Officer and Assistant Secretary of the Company, 1999 to 2002; Executive Vice President of the Company, 1996 to 1999; Vice President of the Company, 1994 to 1996.
Frederick P. Stratton, Jr. (1)(2)(3)	67	1976	Chairman Emeritus of Briggs & Stratton Corporation (Manufacturer of Gasoline Engines), 2003 to present; Chairman of the Board of Briggs & Stratton Corporation, 1986 to 2002; Chief Executive Officer of Briggs & Stratton Corporation, 1986 to 2001; also a Director of Baird Funds, Inc., Midwest Air Group, Inc., and Wisconsin Energy Corporation and its subsidiaries Wisconsin Electric Power Company and Wisconsin Gas LLC.
Cory L. Nettles (1)(2)(3)	37	2005	Partner, Corporate Services and Government Relations, Quarles & Brady LLP, 2005 to present; Secretary for The Wisconsin Department of Commerce, 2003 to 2005; also a Director of Midcities Venture Capital Fund and The Private Bank.
Continuing Directors
Term Expires 2008

Thomas W. Florsheim, Jr.	48	1996	Chairman and Chief Executive Officer of the Company, 2002 to present; President and Chief Executive Officer of the Company, 1999 to 2002; President and Chief Operating Officer of the Company, 1996 to 1999; Vice President of the Company 1988 to 1996.
Robert Feitler (1)(2)(3)	76	1964	Chairman, Executive Committee of the Company, 1996 to present; Chairman, Corporate Governance & Compensation Committee of the Company, 2002 to present; President and Chief Operating Officer of the Company, 1968 to 1996; also a Director of Strattec Security Corp. and TC Manufacturing Co.

Notes:

(1)	Member of Executive Committee, of which Mr. Feitler is Chairman.

(2)	Member of Audit Committee, of which Mr. Stratton is Chairman.

(3)	Member of Corporate Governance and Compensation Committee, of which Mr. Feitler is Chairman.

(4)	If elected, it is anticipated that Ms. Chang will serve on the Board’s Executive Committee, Audit Committee and Corporate Governance and Compensation Committee.

Composition of the Board of Directors

The Board of Directors currently has seven members. The Articles of Incorporation and Bylaws of the Company provide that there shall be seven directors. The number of directors may be increased or decreased from time to time by amending the applicable provision of the Bylaws, but no decrease shall have the effect of shortening the term of an incumbent director.

Meetings

The Board of Directors held four meetings during 2006. During the period in 2006 in which they served, all members of the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which they served. The Company’s policy is that its Directors attend its annual meeting of shareholders. All Board members then in office attended the annual meeting of Weyco shareholders held on April 25, 2006. In accordance with rules of the Nasdaq Stock Market, beginning in 2004 and at least once each year, Weyco’s independent directors had and will have regularly scheduled meetings at which only independent directors are present.

Director Independence

Each year the Board reviews the relationships that each director has with the Company. Only those directors who the Board affirmatively determines have no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who do not have any of the categorical relationships that preclude a determination of independence under the Nasdaq listing standards, are considered to be independent directors.

In accordance with the applicable Nasdaq rules, the Board has determined that the following directors qualify as independent directors: Robert Feitler, Leonard J. Goldstein, Cory L. Nettles, and Frederick P. Stratton, Jr. Tina Chang, nominee for director, will also qualify as an independent director. The Board concluded that none of these directors possessed the categorical relationships set forth in the Nasdaq standards that preclude a determination of independence, and that none of them have any other relationship that the Board believes would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. Members of the Audit Committee comprise only directors who have been determined to be independent. Because of their relationships with Weyco, Messrs. Thomas W. Florsheim, Thomas W. Florsheim, Jr. and John Florsheim have not been deemed to be independent directors.

Shareholder Communications with the Board

Shareholders wishing to communicate with the Board of Directors or with a particular Board member should address communications to the Board or to a particular Board member, c/o Secretary, Weyco Group, Inc., 333 West Estabrook Boulevard, Glendale, Wisconsin 53212. All communications addressed to the Board or to a particular Director or Committee will be relayed to that addressee. From time to time, the Board may change the process through which shareholders communicate with the Board or its members. Please refer to the Company’s website at www.weycogroup.com for changes in this process.

Shareholder Recommendation or Nomination of Director Candidates

The principal functions of the Corporate Governance and Compensation Committee are: (1) to assist the Board by identifying individuals qualified to become members of the Board and its Committees, and to recommend to the Board the director nominees for the next annual meeting of shareholders; (2) to recommend to the Board the corporate governance guidelines applicable to the Company, including changes to those guidelines as appropriate from time to time; (3) to lead the Board in its periodic reviews of the Board’s performance; (4) to establish, subject to approval of the full Board, compensation arrangements for the Company’s executive officers; (5) to administer the Company’s equity incentive and other compensation plans, and approve the granting of equity awards to officers and other key employees of the Company and its subsidiaries; and (6) to communicate to shareholders regarding these policies and activities as required by the SEC and other regulatory bodies. The Charter of the Corporate Governance and Compensation Committee is available on the Company’s website. In carrying out its responsibilities regarding director nominations, the Corporate Governance and Compensation Committee has set guidelines and criteria to determine eligibility for nominees to the Board of Directors of Weyco Group, Inc., as follows:

•	The Committee will review each candidate’s qualifications in light of the needs of the Board and the Company, considering the current mix of director attributes and other pertinent factors (specific qualities and skills required will vary depending on the Company’s specific needs at any point in time).

•	There will be no differences in the manner in which the Committee evaluates candidates recommended by shareholders and candidates identified from other sources.

•	Any nominee should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others.

•	Any nominee should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director.

•	Any nominee should possess substantial and significant experience which would be of value to Weyco Group in the performance of the duties of a director.

•	Any nominee should have sufficient time available to devote to the affairs of Weyco Group in order to carry out the responsibilities of a director.

•	To recommend a candidate, shareholders should write to the Corporate Governance & Compensation Committee, Weyco Group, Inc., P. O. Box 1188,Milwaukee, WI 53201, via certified mail. The written recommendation should include the candidate’s name and address, a brief biographical description and statement of qualifications of the candidate and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected.

•	To be considered by the Committee for nomination and inclusion in the Company’s proxy statement, the Committee must receive shareholder recommendations for directors no later than October 15 of the year prior to the Annual Meeting of Shareholders.

From time to time, the Board may change the process through which shareholders may recommend director candidates to the Corporate Governance and Compensation Committee. The Company has not received any shareholder recommendations for director candidates with regard to the election of directors covered by this Proxy Statement or otherwise.

EXECUTIVE COMMITTEE

The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board, except for declaring dividends, filling vacancies in the Board of Directors or committees thereof, amending the Articles of Incorporation, adopting, amending or repealing Bylaws and certain other matters. No meetings were held in 2006.

CORPORATE GOVERNANCE

The Company is committed to conducting its business with the highest standards of business ethics and in accordance with all applicable laws, rules and regulations, including the rules of the Securities and Exchange Commission and of The Nasdaq Stock Market on which its common stock is traded. In addition to Nasdaq rules and applicable governmental laws and regulations, the framework for the Company’s corporate governance is provided by: (a) the Company’s Articles of Incorporation and Bylaws; (b) the charters of its board committees; and (c) the Company’s Code of Business Ethics.

The Corporate Governance and Compensation Committee establishes compensation arrangements for senior management and administers the granting of stock options to officers and other key employees of the Company and its subsidiaries. Two meetings were held in 2006. The charter of the Corporate Governance and Compensation Committee is available on the Company’s website.

Code of Business Ethics

The Company’s Code of Business Ethics sets forth ethical obligations for all employees, officers and directors, including those that apply specifically to directors and executive officers, such as accounting and financial reporting matters. Any waiver of the Code of Business Ethics requires approval of the Board of Directors or of a committee of the Board. A copy of the Company’s Code of Business Ethics is available, free of charge, in print to any shareholder upon request to Secretary, Weyco Group, Inc., 333 West Estabrook Boulevard, Glendale, Wisconsin 53212. If any substantive amendment is made to the Code, the nature of the amendment will be discussed on the Company’s website or in a current report on Form 8-K. In addition, if a waiver from the Code is granted to an executive officer or director, the nature of the waiver will be disclosed in a current report on Form 8-K.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors is responsible for providing independent oversight of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements. The Board of Directors adopted and approved a formal written charter for the Audit Committee in 2000 and amended that charter in March 2004. A copy of the charter of the Audit Committee is available on the Company’s website. The Board of Directors has determined that each of the members of the Audit Committee (Frederick P. Stratton, Jr., Robert Feitler, Leonard Goldstein, and Cory L. Nettles) is “independent,” as defined in the current listing standards of The Nasdaq Stock Market and the SEC rules relating to audit committees. This means that, except in their roles as members of the Board of Directors and its committees, they are not “affiliates” of the Company, they receive no consulting, advisory or other compensatory fees directly or indirectly from the Company, they have no other relationships with the Company that may interfere with the exercise of their independence from management and the Company, and they have not participated in the preparation of the financial statements of Weyco or any of its current subsidiaries at any time during the past three years. In addition, the Board of Directors has determined that each Audit Committee member satisfies the financial literacy requirements of The Nasdaq Stock Market and that Robert Feitler and Frederick P. Stratton, Jr. qualify as “audit committee financial experts” within the meaning of applicable rules of the Securities and Exchange Commission.

Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the Company’s audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee reviewed with the independent registered public accounting firm that is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61.

In addition, the Committee has discussed with the independent registered public accounting firm their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, Standard No. 1, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plan for their audit. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held five meetings during 2006.

Pre-Approval Policy

Consistent with the rules of the Securities and Exchange Commission regarding the independent registered public accounting firm’s independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the following provision is included in the Audit Committee’s charter: “The Audit Committee shall ... approve in advance the audit and permitted non-audit services to be provided by, and the fees to be paid to, the independent auditor, subject to the de minimus exceptions to pre-approval permitted by the rules of the SEC and Nasdaq for non-audit services.” No fees were paid to the independent registered public accounting firm pursuant to the “de minimus” exception to the foregoing pre-approval policy.

Report of Audit Committee

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following (among other things):

•	reviewed and discussed the audited financial statements for the year ended December 31, 2006 with the Company’s management and Deloitte & Touche LLP (Deloitte), the Company’s independent registered public accounting firm;

•	discussed with Deloitte those matters required to be discussed by SAS 61,as amended (Codification of Statements on Auditing Standards, AU §380); and

•	received the written disclosure and the letter from Deloitte required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committee) and has discussed with Deloitte, its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006.

Audit and Non-Audit Fees

The Audit Committee also reviewed the fees and scope of services provided to the Company by Deloitte & Touche LLP, independent registered public accounting firm, for the years ended December 31, 2006 and December 31, 2005, as reflected in the following table.

	2006	2005

Audit Fees(a)	$176,400	$178,700
Audit-Related Fees(b)	$12,600	$12,000
Tax Fees(c)	$13,700	$8,730

Total	$202,700	$199,430

(a)	Audit fees consisted of fees for professional services performed by Deloitte & Touche LLP for the audit of the Company’s financial statements and review of financial statements included in the Company’s Form 10-Q filings and services that are normally provided in connection with statutory or regulatory filings or engagements. These fees also include Deloitte & Touche LLP’s audit of the Company’s internal controls and management’s assessment thereon in accordance with Section 404 of the Sarbanes Oxley Act of 2002.

(b)	Audit-related fees consisted of the audit of certain employee benefit plans.

(c)	Tax fees consisted of fees for professional services performed by Deloitte & Touche LLP with respect to tax compliance, tax advice and tax planning.

The Audit Committee considered the compatibility of the provision of the foregoing permitted non-audit services by Deloitte & Touche LLP with the maintenance of Deloitte & Touche LLP independence and concluded that such services were at all times compatible with maintaining that firm’s independence.

Frederick P. Stratton, Jr., Chairman
Robert Feitler
Leonard J. Goldstein
Cory L. Nettles

Report of Corporate Governance and Compensation Committee on Executive Compensation

In connection with its function to assist the Board of Directors in fulfilling its responsibilities to assure that the executive officers of the Company are compensated in a manner consistent with the compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of applicable tax and regulatory bodies, the Corporate Governance and Compensation Committee has (among other things) reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Corporate Governance and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement (see below).

Robert Feitler, Chairman
Leonard J. Goldstein
Cory L. Nettles
Frederick P. Stratton, Jr.

Compensation Discussion and Analysis

The Corporate Governance and Compensation Committee (the “Committee”) establishes compensation arrangements for senior management and administers the granting of stock-based awards to officers and other key employees of the Company. The Committee is composed entirely of independent, non-employee members of the Board of Directors and has the authority to utilize consultants and advisors as it may deem appropriate. The Committee reports to the Board of Directors on its actions and recommendations and periodically meets in executive session without members of management or management directors present.

A key objective of the Company’s executive compensation program is to provide a fair and competitive compensation package to each of its executive officers. Historically, the Company’s finance department has provided a comparative analysis of executive officer compensation to assist the Committee in making its executive compensation decisions and outside consultants have been used sparingly or not at all. The analysis compares Weyco Group’s compensation practices both to other shoe companies and to other Milwaukee area companies of similar size. The expertise and knowledge of each executive officer is vital to the success of the Company. Although the substantial stock ownership of the Florsheim family gives them additional incentives to help the Company succeed, the Company believes that a fair and competitive executive compensation program is essential to attract and retain other key executives and is in the Company’s long-term best interests.

The primary elements of the Company’s compensation program are: (1) an annual base salary; (2) a performance-based annual bonus; (3) discretionary long-term stock-based awards, subject to time-based vesting requirements; and (4) pension benefits. The combination of these compensation elements is designed to provide executives competitive compensation that maintains a balance between cash and stock compensation tied to the performance of the Company and long-term shareholder value. To reinforce the importance of balancing long-term and short-term perspectives, the Company’s executives are provided with both (a) annual incentives, all of which is at-risk based on achievement of the Company’s annual financial goals and objectives and (b) time-based long-term incentives which are intended to align the interests of executives with the interests of shareholders and provide retention incentives.

Base salaries are set at levels that are competitive with similar positions at other comparable companies and historically have increased modestly year-over-year. A material increase or decrease in an executive’s base level compensation would be considered if functional responsibilities changed substantially.

The annual bonus is principally designed to reward the achievement of Company-wide financial goals established early in the year by the Committee, as well as the individual performance of each executive officer throughout the year. Specifically, the annual bonus for Mr. Thomas Florsheim, Jr., Mr. John Florsheim and Mr. Wittkowske is awarded at the Committee’s discretion near year-end, based largely upon their success in helping the Company achieve what the Committee determines to be an acceptable level of net earnings in light of the particular market challenges facing the Company in a given year. In contrast, the annual bonus for Mr. Grossman is twofold, with 15% of his annual bonus awarded at the Committee’s discretion, based upon his individual performance and the remaining 85% of his annual bonus based upon the achievement of a pre-determined level of gross margin dollars for his functional division.

At the end of each year, each executive officer is evaluated against specific financial goals and individual performance in areas such as: performance of his functional responsibilities, leadership, growth initiatives, shareholder value, customer satisfaction and execution of the Company’s business plan and overall business strategy. The Company has historically set higher financial goals than it achieved in the prior year. In 2006, the Company achieved results above its financial goals established at the beginning of the year; and executives were awarded the maximum eligible bonus.

The Committee believes that long-term stock-based awards provide performance incentives that encourage long-term growth in value for public shareholders. Accordingly, discretionary long-term stock-based awards are also an integral part of the Company’s executive compensation program (see Long-Term Incentive Plan Award Policy below).

The Company has no formal policy for allocating executive compensation between cash and non-cash or between annual and long-term compensation. Historically, the long-term component of the Company’s executive compensation has been non-cash and has been approximately 20-40% of total compensation; and the Company expects that approximate level to continue going forward.

Long-Term Incentive Plan Award Policy

The Company believes that participation in a long-term incentive program encourages a perspective of ownership with an equity stake in the Company. The Company also believes that participation in a long-term incentive program should increase with higher levels of responsibility, as individuals in leadership roles have the greatest influence on the Company’s strategic direction and results over time. The Company has established a policy of granting shares of restricted stock and/or stock option awards annually each year on December 1 in conjunction with employee year-end performance reviews. On December 1, 2006, shares of restricted stock were awarded to the executive officers, non-executive officers and the Board of Directors of the Company. The Company also granted stock option awards to other key employees on December 1, 2006. The stock options were granted at the fair market value of the Company’s stock price on the date of grant. The restricted stock and stock option grants awarded in 2006 vest ratably over four years and expire in five years. These awards became effective on the date the Board of Directors approved them. One-fourth of the restricted stock awards and stock option grants vest annually on December 1 each year. Company “insiders,” as defined by the Company, are restricted from selling their shares during four black-out periods following each quarter end.

Beginning in 2007, the Company decided to move the effective date of its annual salary increases from January 1 of each year to March 1. As a result, the Company will grant its long-term incentive awards on the first business day of each year beginning January 2, 2008. This will allow management to communicate the awards to employees in a timely manner and coordinate that communication with an individual’s annual performance review.

Summary Compensation Table

The following table sets forth total compensation of the Chief Executive Officer, the Chief Financial Officer and the other two executive officers of the Company for the year ended December 31, 2006. The Company had only four executive officers throughout 2006.

					Non-Equity	Change in
				Stock	Incentive Plan	Pension	All Other
Name and Principal				Awards	Compensation	Value	Compensation		Total
Position	Year	Salary ($)	Bonus ($)	($)(1)	($)(2)	($)(3)	($)		($)

Thomas W. Florsheim, Jr.	2006	$504,000	$226,800	$3,363		$598,766	$11,466	(4)	$1,344,395
Chairman and Chief Executive Officer
John W. Florsheim	2006	$433,500	$195,075	$3,363		$216,958	$7,648	(5)	$856,544
President, Chief Operating Officer and Assistant Secretary
Peter S. Grossman	2006	$296,000	$41,440	$1,606	$62,160	$711,543	$5,147	(6)	$1,117,896
Senior Vice President, President, Nunn Bush Division and Retail Division
John F. Wittkowske	2006	$293,000	$117,200	$3,363		$38,022	$5,641	(6)	$457,226
Senior Vice President, Chief Financial Officer and Secretary

Notes:

(1)	This amount represents the compensation cost of stock awards over the requisite service period, as described in FAS 123(R). The Company granted shares of restricted stock on December 1, 2006 which vest ratably over four years and, accordingly, one month of compensation cost has been recognized by the Company for the year ended December 31, 2006. The restricted shares were granted at the grant date fair value of $24.09 per share. The Company does not expect that any of these shares will be forfeited and, as such, has not included any forfeitures in the calculation of compensation cost.

(2)	In 2006, the Company achieved results above its financial goals and the executives were awarded the maximum amounts under the non-equity incentive plan (see the Grants of Plan-Based Awards table for estimated payouts for the non-equity incentive plan awards in 2006).

(3)	The change in pension value represents the aggregate change in the value of the benefits earned under all of the Company’s defined benefit plans. See “Pension Benefits” below for a more in-depth discussion of the plans.

(4)	All other compensation relates to the use of an automobile, life insurance premiums, 401(K) match contributions and personal services.

(5)	All other compensation relates to the use of an automobile, 401(K) match contributions and life insurance premiums.

(6)	All other compensation relates to life insurance premiums and 401(K) match contributions.

Grants of Plan-Based Awards

					All Other
					Stock
					Awards:	Aggregate
					Number of	Grant Date
		Estimated Future Payouts Under			Shares of	Fair Value
		Non-Equity Incentive Plan Awards			Stock or	of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Awards (#) (1)	Awards ($) (2)

Thomas W. Florsheim, Jr.	12/01/2006				6,700	$161,403
John W. Florsheim	12/01/2006				6,700	$161,403
Peter S. Grossman	12/01/2006	$20,720	(3)	$62,160	3,200	$77,088
John F. Wittkowske	12/01/2006				6,700	$161,403

Notes:

(1)	The named executive officers were granted shares of restricted stock under the 2005 Equity Incentive Plan on December 1, 2006. The restricted shares were granted at the grant date fair value of $24.09 per share and vest ratably over four years.

(2)	This amount represents the aggregate grant date fair value of the shares of restricted stock granted on December 1, 2006 computed in accordance with FAS 123(R).

(3)	We have not presented a target payout for the named executive officer as there was no established target under this non-equity incentive plan. Additionally, there is no prior year data available as this was a new plan in 2006.

Employment Contracts and Potential Payments Upon Termination or Change of Control

The Company has entered into employment contracts with Thomas W. Florsheim, Jr. and John W. Florsheim whereby, for services to be rendered, their employment will be continued until December 31, 2007, at salary levels to be determined and reviewed periodically. These contracts provide, among other things, that a lump sum amount equal to slightly less than three times his base amount compensation (as defined in Section 280G of the Internal Revenue Code) will be paid to Thomas W. Florsheim, Jr. and John W. Florsheim, respectively, as severance pay, in the event the Company terminates his employment without cause or he terminates his employment following a change of control of more than 15% of the shares of the Company, the replacement of two or more directors by persons not nominated by the Board of Directors, any enlargement of the size of the Board of Directors if the change was not supported by the existing Board of Directors, a merger, consolidation or transfer of assets of the Company, or a substantial change in his responsibilities. In the event Thomas W. Florsheim, Jr. or John W. Florsheim is prevented from performing his duties by reason of permanent disability, his normal salary will be discontinued and a disability salary of $378,000 per annum for Thomas W. Florsheim, Jr. and $325,125 per annum for John Florsheim will be paid until December 31, 2009. Also, in the event Thomas W. Florsheim, Jr. or John W. Florsheim dies prior to the termination of his employment under the contract, a death benefit equal to his salary at the annual rate being paid to him at the date of death will be paid to a designated beneficiary for a three-year period. As of January 1, 2007, Thomas W. Florsheim’s, Jr. annual salary is $524,000 and John W. Florsheim’s annual salary is $468,000.

The Company has change of control agreements with two executives, John Wittkowske and Peter Grossman. These contracts provide that a lump sum equal to slightly less than three times his compensation (as defined in Section 280G of the Internal Revenue Code), calculated with respect to the three taxable year period ending before the date the change of control occurs, will be paid as severance pay in the event of a change of control. The change of control agreements define a change of control as an event in which:

(1)	more than 25% of the voting power of the outstanding stock of the Company is directly or indirectly controlled by a person or group of persons other than the members of the family of Thomas W. Florsheim and their descendents or trusts;

(2)	the Company consolidates or merges with another corporation or entity which is not a wholly owned subsidiary of the Company unless such consolidation or merger is approved by the Board of Directors when the majority of the Directors are persons who have been nominated by the Board of Directors or the Florsheims;

(3)	all or substantially all of the operating assets of the Company have been sold;

(4)	the majority of the existing members of the Board of Directors have been replaced by persons not nominated by the Board of Directors or the Florsheims; or

(5)	Section 2 of Article III of the Company’s Bylaws is amended to enlarge the number of directors of the Company if the change was not supported by the existing Board of Directors or the Florsheims.

As of January 1, 2007, Mr. Wittkowske’s annual salary is $308,000 and Mr. Grossman’s annual salary is $308,000.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards			Stock Awards
					Market
	Number of			Number of	Value of
	Securities			Shares or	Shares or
	Underlying			Units of	Units of
	Unexercised	Option	Option	Stock That	Stock That
	Options	Exercise	Expiration	Have Not	Have Not
Name	(# Exercisable)	Price ($)	Date	Vested (#)	Vested ($)

Thomas W. Florsheim, Jr.	17,604	$7.34	11/18/07
	19,146	$8.38	11/05/08
	17,462	$7.25	10/05/09
	19,306	$8.50	11/02/10
	25,896	$7.84	09/07/11
	29,948	$12.04	07/22/12
	7,552	$13.24	07/22/07
	5,412	$18.47	05/19/08
	32,088	$16.79	05/19/13
	5,042	$19.83	04/26/10
	19,958	$18.03	04/26/15
				6,700	$161,403
John W. Florsheim	17,604	$7.34	11/18/07
	19,146	$8.38	11/05/08
	17,462	$7.25	10/05/09
	19,306	$8.50	11/02/10
	25,896	$7.84	09/07/11
	29,948	$12.04	07/22/12
	7,552	$13.24	07/22/07
	5,412	$18.47	05/19/08
	32,088	$16.79	05/19/13
	5,042	$19.83	04/26/10
	19,958	$18.03	04/26/15
				6,700	$161,403
Peter S. Grossman	3,236	$8.50	11/02/10
	1,764	$8.50	11/02/10
	12,762	$7.84	09/07/11
	5,238	$7.84	09/07/11
	9,696	$12.04	07/22/12
	8,304	$12.04	07/22/12
	5,954	$16.79	05/19/13
	12,046	$16.79	05/19/13
	5,546	$18.03	04/26/15
	6,954	$18.03	04/26/15
				3,200	$77,088
John F. Wittkowske	13,634	$7.34	11/18/07
	16,366	$7.34	11/18/07
	18,060	$8.38	11/05/08
	11,940	$8.38	11/05/08
	16,208	$7.25	10/05/09
	13,792	$7.25	10/05/09
	18,236	$8.50	11/02/10
	11,764	$8.50	11/02/10
	12,762	$7.84	09/07/11
	24,738	$7.84	09/07/11
	29,196	$12.04	07/22/12
	8,304	$12.04	07/22/12
	5,954	$16.79	05/19/13
	31,546	$16.79	05/19/13
	5,546	$18.03	04/26/15
	19,454	$18.03	04/26/15
				6,700	$161,403

Option Exercises and Stock Vested

The following table provides information related to stock options exercised by the named executive officers during 2006. The Company first granted shares of restricted stock on December 1, 2006. The shares of restricted stock vest ratably over four years and, accordingly, none of the restricted shares were vested at December 31, 2006.

	Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)(1)

Thomas W. Florsheim, Jr.	56,604	$921,266
John W. Florsheim	56,604	$869,714
Peter S. Grossman	40,000	$492,550
John F. Wittkowske	—	—

Notes:

(1)	The value realized on exercise is calculated based on the difference between the option exercise price and the market price of the common stock on the date of exercise multiplied by the number of shares exercised.

Pension Benefits

The Company maintains a defined benefit pension plan for various employees of the Company, including salaried employees. The Company also maintains an unfunded supplemental pension plan for key executives so that they may receive pension benefits which they would otherwise be prevented from receiving as a result of certain limitations of the Internal Revenue Code. Retirement benefits are provided based on employees’ years of credited service and average earnings or stated amounts for years of service. The plans provide for normal retirement at age 65 and provide for reduced benefits for early retirement beginning at age 55. Pension benefits are payable under a variety of options, to be selected by the retiree and are calculated under a formula which is integrated with Social Security, although the amounts determined under the formula are not reduced by Social Security benefits. The normal retirement benefit is based on (i) the highest average earnings for any 5 consecutive years during the 10 calendar years ending with the year of retirement, (ii) length of service up to 25 years and (iii) the highest average covered compensation for Social Security purposes. Earnings covered by the plan are generally defined as wages for purposes of federal income tax withholding and, therefore, include the value realized upon the exercise of non-qualified stock options and other minor items in addition to those included in the above Summary Compensation Table as “salary”.

The foregoing describes the general formula under the defined benefit plan and related excess benefits plan as revised in 1997. Those salaried employees who were covered in the plans on January 1, 1989 and all executive officers who are Senior Vice Presidents or above are provided with the higher of the benefits described above or a minimum benefit based on a prior formula through the defined benefit plan, the unfunded excess benefits plan described above and an unfunded deferred compensation plan. The normal retirement benefit under the prior formula is based on the highest average earnings for any 5 consecutive years during the 10 calendar years preceding retirement and length of service up to 25 years. The normal retirement benefit for executive officers who are Senior Vice Presidents or above, is based on the highest average earnings for any 5 years during the 20 calendar years preceding retirement and length of service up to 25 years. There is no early retirement reduction if an executive officer retires at age 59 with at least 25 years of service. Minimum benefit amounts are not subject to any deduction for Social Security benefits. Under the excess benefits plan, upon a change in control a lump sum benefit payment shall be made to each participant.

The following table provides information related to pension benefits earned by each of the named executive officers based on their number of years of credited service as of December 31, 2006.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)(2)	($)(3)	($)

Thomas W. Florsheim, Jr.	(1)	25	$1,727,865	—
John W. Florsheim	(1)	13	$559,001	—
Peter S. Grossman	(1)	25	$2,578,144	—
John F. Wittkowske	(1)	13	$440,325	—

Notes:

(1)	Plans include the Company’s Pension Plan, Excess Benefits Plan and Deferred Compensation Plan.

(2)	The number of years of credited service is computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements as of

December 31, 2006. For Messrs. Thomas W. Florsheim, Jr. and Peter S. Grossman, actual years of service are 26 and 42, respectively. However, under the plans, benefits are based on a length of service up to 25 years.

(3)	The actuarial present value of each named executive officer’s accumulated benefit under the plan is computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements as of December 31, 2006.

Director Compensation

Directors of the Company who are not also employees of the Company or subsidiaries receive a quarterly retainer of $1,875. In addition, they receive $1,000 for each Board or Committee meeting attended, except that for each additional meeting attended on the same day the compensation is $500.

On December 28, 2000, Chairman of the Board, Thomas W. Florsheim, entered into a consulting agreement with the Company under which he would act as advisor to the Company in connection with the Company’s acquisition and sale of products and materials. In accordance with this agreement, Thomas W. Florsheim was paid $14,400 in 2006.

	Fees Earned or	Stock
Name	Paid in Cash ($)	Awards ($)(1)	Total ($)

Thomas W. Florsheim	$11,500	$502	$12,002
Robert Feitler	$14,000	$502	$14,502
Leonard J. Goldstein	$12,500	—	$12,500
Cory L. Nettles	$14,000	$502	$14,502
Frederick P. Stratton, Jr.	$14,000	$502	$14,502

Notes:

(1)	This amount represents the compensation cost related to shares of restricted stock over the requisite service period, as described in FAS 123(R). Under the 2005 Equity Incentive Plan, the Company granted shares of restricted stock on December 1, 2006 which vest ratably over four years and, accordingly, one month of compensation cost has been recognized by the Company for the year ended December 31, 2006. The aggregate grant date fair value of the shares of restricted stock granted to each director on December 1, 2006 in accordance with FAS 123(R) was $24,009. The Company does not expect that any of these shares will be forfeited and, as such, has not included any forfeitures in the calculation of compensation cost.

Transactions with Related Persons

The Company’s written Code of Business Ethics provides that, except with the prior knowledge and consent of the Company, directors and employees are not permitted to have a financial interest in a supplier, competitor or customer of the Company because of the potential conflicts of interest raised by such transactions. There is a limited exception for ownership of securities of a publicly traded corporation unless the investments are of a size as to have influence or control over the corporation. The Company’s policies include no minimum size for this restriction on potential conflict of interest transactions. Actual or potential conflict of interest transactions or relationships are to be reported to the Company’s Chief Financial Officer or another officer of the Company. Waivers or exceptions for executive officers or directors may be granted only in advance and under exceptional circumstances and only by the Board of Directors or an appropriate committee. They are also subject to the Company’s disclosure controls and procedures to ensure compliance with applicable law and exchange requirements.

There were no transactions since the beginning of 2006, and there are no proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which (a) any director, executive officer, director nominee, or immediate family member of a director, executive officer or nominee, or (b) any holder of 5% or more of the Company’s Common Stock or their immediate family members, had a direct or indirect material interest.

Independent Registered Public Accounting Firm

It is expected that Deloitte & Touche LLP, the Company’s independent registered public accounting firm for 2006, will be selected for 2007 by the Board of Directors immediately following the annual meeting of shareholders. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting of shareholders with the opportunity to make a statement if so desired and such representative is expected to be available to respond to appropriate questions.

Method of Proxy Solicitation

The entire cost of solicitation of proxies will be borne by the Company. The officers of the Company may solicit proxies from some of the larger shareholders, which solicitation may be made by mail, telephone, or personal interviews; these officers will not receive additional compensation for soliciting such proxies. Request will also be made of brokerage houses and other custodians, nominees and fiduciaries to forward, at the expense of the Company, soliciting material to the beneficial owners of shares held of record by such persons.

Other Matters

The Company has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies will be voted with discretionary authority with respect to any other matters that properly may be presented to the meeting.

Shareholder Proposals

Shareholder proposals must be received by the Company no later than November 28, 2007, in order to be considered for inclusion in next year’s annual meeting proxy statement. In addition, a proposal submitted outside of Rule 14a-8 will be considered untimely, and the Company may use discretionary voting authority for any proposal that may be raised at next year’s annual meeting unless the proponent notifies us of the proposal not later than February 14, 2008.

March 15, 2007	JOHN F. WITTKOWSKE
Milwaukee, Wisconsin	Secretary

COMMON STOCK

PROXY	WEYCO GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Thomas W. Florsheim, Jr. and John W. Florsheim or either of them, proxies with full power of substitution, to vote at the Annual Meeting of Shareholders of Weyco Group, Inc. (the “Company”) to be held on May 1, 2007 at 10:00 A. M., local time and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse, and in their discretion upon such other matters as may come before the meeting.

(To be Signed on Reverse Side)	SEE REVERSE
SIDE

A ☒	Please mark your votes as in this example

		FOR	WITHHELD

1.	Election of Directors for their respective terms	☐	☐	Nominees: Thomas W. Florsheim Tina Chang

INSTRUCTIONS: To withhold authority to vote for any individual nominee, print that nominee’s name on the line provided below.

The shares represented by this proxy will be voted for Proposal 1 if no instruction to the contrary is indicated or if no direction is given.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)	DATE

Note:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee or guardian please give full title as such.

CLASS B COMMON STOCK

PROXY	WEYCO GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Thomas W. Florsheim, Jr. and John W. Florsheim or either of them, proxies with full power of substitution, to vote at the Annual Meeting of Shareholders of Weyco Group, Inc. (the “Company”) to be held on May 1, 2007 at 10:00 A. M., local time and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Class B Common Stock of the Company held or owned by the undersigned as directed on the reverse, and in their discretion upon such other matters as may come before the meeting.

(To be Signed on Reverse Side)	SEE REVERSE
SIDE

A ☒	Please mark your votes as in this example

		FOR	WITHHELD
1.	Election of Directors for their respective terms	☐	☐	Nominees: Thomas W. Florsheim Tina Chang

INSTRUCTIONS: To withhold authority to vote for any individual nominee, print that nominee’s name on the line provided below.

The shares represented by this proxy will be voted for Proposal 1 if no instruction to the contrary is indicated or if no direction is given.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)	DATE

Note:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee or guardian please give full title as such.